Exhibit 23 (i)

REPORT OF INDEPENDENT AUDITORS'

To the Board of Directors and Policyholders of C.M. Life Insurance Company:

We have audited the statutory financial statements of C.M. Life Insurance Company (the Company) as of December 31, 1999, and have issued our report thereon dated February 1, 2000. Our audit also included the statutory financial statement schedules of C.M. Life Insurance Company, listed in Item 14(A) 2 of this Report on form 10-K. These statutory financial statement schedules are the responsibility of the Company's management. Our responsibility is to express an opinion based on our audit. In our opinion, such statutory financial statement schedules, when considered in relation to the basic consolidated financial statements taken as a whole, present fairly in all material respects the information set forth herein.

Deloitte & Touche LLP

Hartford, Connecticut
February 1, 2000

Exhibit 23(i)

Report of Independent Accountants on
Financial Statement Schedules

To the Board of Directors and Policyholders
of C.M. Life Insurance Company:

Our audits of the statutory financial statements referred to in our report dated February 25, 1999, which is included in Item 8 of this Form 10-K, also included an audit of the financial statement schedules, for the years ended December 31, 1998 and 1997, listed in Item 14(a)(2) of this Form 10-K. In our opinion, these statutory financial statement schedules present fairly, in all material respects, the information set forth therein when read in conjunction with the related statutory financial statements.

PricewaterhouseCoopers LLP

Hartford, Connecticut
February 25, 1999